                                  SCHEDULE 14C

                 INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION




             Information Statement Pursuant to Section 14(C) of the
                        Securities Exchange Act of 1934

                               (Amendment No. 1)


Check the appropriate box:

[ ] Preliminary Information    [ ] Confidential, for Use of the Commission Only
    Statement                      (as permitted by Rule 14c-5(d)(2))

[X] Definitive Information Statement


                                 ELINEAR, INC.
                ------------------------------------------------
                (Name of Registrant As Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

    1. Title of each class of securities to which transaction applies: Not Applicable

    2. Aggregate number of securities to which transaction applies: Not
       Applicable

    3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: Not Applicable

    4. Proposed maximum aggregate value of transaction: Not Applicable

    5. Total fee paid: Not Applicable

[ ] Fee paid previously with preliminary materials.

[ ] Check the box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1. Amount Previously Paid: Not Applicable

    2. Form, Schedule or Registration Statement No.: Not Applicable

    3. Filing Party: Not Applicable

    4. Date Filed: Not Applicable

                                 ELINEAR, INC.
                              10055 Westmoor Drive
                             Westminster, CO 80021

              Notice of Action by Written Consent of Stockholders

TO THE STOCKHOLDERS OF ELINEAR, INC.:


         Notice is hereby given that the holders of more than 50% of the outstanding shares of Common Stock of eLinear, Inc. ("eLinear") have agreed to take action by written consent to approve an amendment to eLinear's Certificate of Incorporation to effect a 1-for-20 reverse stock split. The reverse stock split will have the effect of reducing the total number of authorized shares of all classes of capital stock from 75,500,000 to 3,775,000, while simultaneously reducing the total number of shares of Common Stock issued and outstanding from 17,500,000 to 875,000. There are currently no shares of Preferred Stock outstanding. Details of the reverse stock split are described in the information Statement accompanying this Notice.

         The reverse split will be effected by the filing of an amendment to the Company's Amended Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Amendment"). The Amendment will become effective at the close of business on May 14, 2001. The record date for the reverse split will be the date on which the Amendment becomes effective.

         Pursuant to the provisions of Delaware law and eLinear's Certificate of Incorporation, the holders of at least a majority of the outstanding voting shares are permitted to approve the Amendment by written consent in lieu of a meeting, provided that prompt notice of such action is given to the other stockholders. Pursuant to the rules and regulations promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), an information statement must be sent to the holders of voting stock who do not sign the written consent (the "Holders") at least 20 days prior to the effective date of the action. This notice, which is being sent to all Holders of record on March 29, 2001, is intended to serve as such notice under Delaware law and as the Information Statement required by the Exchange Act.


         Please note that you are not being asked to send a proxy, and you are requested not to send one.

                                       BY ORDER OF THE BOARD OF DIRECTORS



                                       William Ivins, Secretary
April 23, 2001
Westminster, Colorado

                                 ELINEAR, INC.

                             INFORMATION STATEMENT



         This Information Statement is furnished to stockholders by management of eLinear, Inc. ("eLinear") in accordance with the requirements of Section 14 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Regulation 14C promulgated thereunder.


         The holders of more than 50% of the outstanding shares of Common Stock of eLinear, Inc. ("eLinear") have agreed to take action by written consent (the "Consent to Action") to approve an amendment to eLinear's Certificate of Incorporation to effect a 1-for-20 reverse stock split. The reverse stock split will have the effect of reducing the total number of authorized shares of all capital stock from 75,500,000 to 3,775,000, while simultaneously reducing the total number of shares of Common Stock issued and outstanding from 17,500,000 to 875,000. There are currently no shares of Preferred Stock outstanding.

         The reverse split will be effected by the filing of an amendment to the Company's Amended Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Amendment"). The Amendment will become effective at the close of business on May 14, 2001. The record date for the reverse split will be the date on which the Amendment becomes effective.


         Stockholders of record as of March 29, 2001 (the "Record Date") are entitled to notice of the Consent to Action taken. This Information Statement is being mailed on or about April 23, 2001 to the stockholders of record as of the Record Date.


                     WE ARE NOT ASKING YOU FOR A PROXY, AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY.

                         STOCK OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL HOLDERS



         To the knowledge of eLinear, the following table sets forth, as of March 29, 2001, information as to the beneficial ownership of eLinear's voting securities by (i) each person known to eLinear as having beneficial ownership of more than 5% of eLinear's voting securities, (ii) each person serving eLinear as a Director on such date, (iii) each person serving eLinear as an executive officer on such date who qualifies as a named executive officer, as defined in Item 402(a)(2) of Regulation S-B under the Securities Exchange Act of 1934, and (iv) all of the Directors and executive officers of eLinear as a group.


                                                 Number of Shares of       Percentage
                                                    Common Stock        of Common Stock
Name and Address(l)                              Beneficially owned      Outstanding(2)
---------------------------------------------    -------------------    ---------------

Security Ownership of Officers and Directors:

Jon V. Ludwig(5)                                      9,290,000               53%
William R. Ivins                                              0                *
Jon W. Miniat                                           100,000                *
David C. Hardwicke(3)                                    18,500                *
William J. Daughton                                           0                *
J. Leonard Ivins                                              0                *

Officers and Directors as a Group                     9,408,500               53%
(6 persons)

Security Ownership of Certain Beneficial Owners:

Paul Piciocchi(4)(5)                                  1,403,496(5)             8%

---------------

*   Less than one percent

1. Unless otherwise indicated, the address of each of the beneficial owners identified is 10055 Westmoor Drive, Westminster, CO 80021.

2. Unless otherwise noted, each person has voting and investment power with respect to all such shares. The share data is based on 17,500,000 shares of Common Stock outstanding. Pursuant to the rules of the Securities and Exchange Commission, certain shares of Common Stock which a person has the right to acquire within 60 days of the date hereof pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

3. Does not include 6,500 shares owned beneficially by Jean Hardwicke, Mr. Hardwicke's wife, as to which shares Mr. Hardwicke disclaims beneficial ownership.

4.  The address of Mr. Piciocchi is 1863 Wazee St., Unit 29, Denver, CO 80202.

5. Jon Ludwig holds a written proxy granting him voting power to 710,000 shares of the 1,403,496 shares held by Mr. Piciocchi.

         eLinear knows of no arrangements that will result in a change in control subsequent to the date hereof. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by then, subject to community property laws, where applicable.

         eLinear's stock is traded on the OTC Bulletin Board under the symbol "ELNR." As of March 20, 2001, the market value of its Common Stock, excluding shares held by affiliates, was $1,362,845 based on a closing bid price of $0.0781 per share on the OTC Bulletin Board. There were 17,500,000 shares of Common Stock outstanding as of March 20, 2001.

                           AMENDMENT TO THE COMPANY'S
                          CERTIFICATE OF INCORPORATION
                        TO EFFECT A REVERSE STOCK SPLIT

REASONS FOR THE REVERSE STOCK SPLIT


         Management of eLinear believes that it is in the best interests of eLinear and its stockholders that eLinear undertake a 1-for-20 reverse stock split in order to increase the stock price of the Common Stock to a level that will make it more attractive to many investors. Management believes that the current low per share trading price of the Common Stock has reduced the marketability and liquidity of the Common Stock because of the reluctance of many large brokerage firms to recommend low-priced stocks to their clients. Certain institutional investors have internal policies and practices that tend to discourage individual brokers within those firms from dealing in low-priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of low-priced stock trades economically unattractive to brokers. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of low-priced stocks because the brokers' commission on a sale of low-priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher-priced issue. Management also believes that many investors look upon low-priced stocks as unduly speculative in nature and often avoid investing in such stocks.

         The reverse stock split is designed to increase the per share price of the stock by decreasing the number of shares of Common Stock issued and outstanding. Management hopes that the resulting anticipated increased price level will enhance investor interest in eLinear and help the investment community realize the true value of the Common Stock. There can be no assurance, however, that the trading market for the Common Stock will be improved, nor can the Board of Directors predict what effect, if any, the reverse split will have on the market price of the Common Stock. See, "Possible Disadvantages."

         In conjunction with the reverse split, eLinear's Certificate of Incorporation will be amended to also reduce the total number of authorized shares of all classes of capital stock from 75,500,000 to 3,775,000, to reflect the reduction in the issued outstanding shares of Common Stock due to the reverse split and to reduce certain franchise taxes that are payable on the Company's authorized capital stock.

         The reverse stock split is not the result of management's knowledge of any specific effort to accumulate eLinear's securities or to obtain control of eLinear by means of a merger, tender offer, solicitation in opposition to management or otherwise.

POSSIBLE DISADVANTAGES

         We are hopeful that the decrease in the number of shares of Common Stock outstanding will stimulate interest in our Common Stock and possibly promote greater liquidity. However, the possibility does exist that such liquidity may be adversely affected by the reduced number of shares which would be outstanding if the proposed reverse stock split is effected. The reverse stock split will reduce the number of shares of Common Stock outstanding to 875,000. Fewer publicly held shares may result in lower trading volume which may reduce financial community interest in the Common Stock. A lower trading volume for the Common Stock may also depress the Common Stock market price.

         While management expects that the decrease in the number of outstanding shares will result in a corresponding increase in the price of the Common Stock, eLinear can give no assurance that, upon completion of the reverse stock split, there will be a corresponding proportionate increase in the price of the Common Stock or that the post-split adjusted stock price will not drift down immediately or shortly after the split. It is not unusual to see some downward movement in a stock's price following a reverse stock split. The trading price of eLinear's Common Stock depends on many factors, many of which are beyond the company's control.

         In addition, the liquidity of eLinear's Common Stock may be adversely affected by the reduced number of shares outstanding after the reverse stock split. The reverse stock split will cause the number of "odd-lot" holders to go up and cause the number of "round-lot" holders of the Common Stock to go down. An odd-lot is fewer than 100 shares. The number of round-lot holders is a common measure of a stock's distribution, and a lower number may reflect more negatively on eLinear's shares. In addition, the new odd-lot holders may become reluctant to trade their shares because of any stigma or higher commissions associated with odd-lot trading. Stockholders who hold odd-lots may experience an increase in the cost of selling their shares and may have greater difficulty in making sales. This may negatively impact the average trading volume and thereby diminish interest in the Common Stock by some investors and advisors.

         Notwithstanding these potential disadvantages, the Board of Directors believes that the reverse stock split is in the best interest of eLinear for the reasons set forth above.

EFFECTS OF REVERSE STOCK SPLIT

         The reverse stock split will have the effect of reducing the number of shares owned by each stockholder, while proportionately increasing the per share price. At the time the reverse stock split becomes effective, each outstanding share of Common Stock with a par value of No Dollars and One-Tenth of One Cent ($0.001) then issued and outstanding shall be changed, combined and reclassified into One-Twentieth (1/20) of a fully paid and nonassessable share of Common Stock, with a par value of No Dollars and Two Cents ($0.02). There are no currently issued and outstanding shares of Preferred Stock.

         The reverse stock split will also have the effect of reducing the total authorized number of shares of all classes of capital stock which the corporation shall have the authority to issue from 75,500,000 to 3,775,000 shares, consisting of: (i) 3,750,000 shares of Common Stock, and (ii) 25,000 shares of Preferred Stock, while increasing the par value of each of the shares of Common and Preferred Stock to $.02 per share. Accordingly, the capital account of eLinear will not be increased or decreased by the reverse stock split.

         The reverse split will be effected by the filing of an amendment to the Company's Amended Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Amendment"). The Amendment will become effective at the close of business on May 14, 2001. The record date for the reverse split will be the date on which the Amendment becomes effective (such effective date being referred to as the "Reverse Split Date").

         After giving effect to the foregoing modifications to the number of authorized and issued shares and the par value thereof, all other designations, powers, preferences and relative participating, optional or other special rights and the qualifications, limitations and restrictions thereof in respect of each class of capital stock of the Company shall remain as in effect immediately prior to the Amendment.


         Since the proportion of authorized shares to issued and outstanding shares is not being affected by the reverse stock split, the reverse stock split is not expected to create any additional anti-takeover measures which the Board of Directors could use to thwart anti-takeover efforts by outsiders. The Board of Directors is not aware of any such current takeover efforts, and the reverse split is not being proposed as an anti-takeover measure.

         eLinear has a class of Preferred Stock, and the Board of Directors has the power to issue the Preferred Stock and to set the designations, powers, preferences and relative participating, optional or other special rights and the qualifications, limitations and restrictions with respect to such Preferred Stock. This power can serve to impede takeover attempts by outsiders. However, the number of shares of Preferred Stock authorized for issuance is being reduced in the reverse stock split on a 1-for-20 basis along with the Common Stock.


STOCK CERTIFICATES AND FRACTIONAL SHARES


         The reverse stock split will automatically occur upon the filing of the Amendment with the Delaware Secretary of State, which is expected to take place on or about May 14, 2001. No further action is required by the stockholders. However, following consummation of the reverse stock split, eLinear's Transfer Agent, Computershare Trust Company, Inc., will send to each stockholder of record information regarding replacement of the old stock certificates with stock certificates that state the number of shares on a post-reverse stock split basis. Until so surrendered, each current certificate representing shares of Common Stock will be deemed for all purposes after the effective date to evidence ownership of shares of the new Common Stock in the appropriately reduced number.


         eLinear will not issue fractional shares resulting from the reverse stock split. In lieu of fractional shares, eLinear will pay in cash the fair market value of the fractional share, based upon the closing sale price of eLinear's Common Stock on the last trading day immediately preceding the effective date of the reverse stock split.

REQUIRED VOTE

         To effect the reverse stock split, eLinear is required to amend its Certificate of Incorporation. The affirmative vote of a majority of the outstanding shares entitled to vote thereon is required to approve such an Amendment. eLinear obtained the required votes by obtaining the written consent of stockholders holding an aggregate of a majority of the outstanding shares. A copy of the proposed Amendment is attached hereto as APPENDIX A. Approval of the Amendment will also grant to management the authority to make any changes to the form or content of the amendment, if any, required by the Secretary of State of Delaware in order for such amendment to be accepted for filing.

FEDERAL INCOME TAX CONSEQUENCES

         The following discussion generally describes certain federal income tax consequences of the proposed reverse stock split to stockholders of the Company. The following does not address any foreign, state, local tax or alternative minimum income, or other federal tax consequences of the proposed reverse stock split. The actual consequences for each stockholder will be governed by the specific facts and circumstances pertaining to such stockholder's acquisition and ownership of the Common Stock. Each stockholder should consult his or her accountants for more information in this regard. However, it may generally be said that the proposed reverse stock split will have the following income tax effects:

         1. A stockholder will not recognize taxable gain or loss as a result of the reverse stock split, except to the extent a stockholder receives cash in lieu of fractional shares. Cash payments in lieu of a fractional share of new Common Stock should be treated as if the fractional share were issued to the stockholder and then redeemed by the Company for cash. Generally, a stockholder receiving such payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder's basis in the fractional share. Such gain or loss generally will be capital gain or loss.

         2. In the aggregate, the stockholder's basis in new Common Stock will equal his basis in the shares of old Common Stock exchanged therefor (but not including the basis allocated to a fractional share for which the stockholder is entitled to receive cash), and such stockholder's holding period for new Common Stock will include the holding period for old Common Stock exchanged therefor if the shares of old Common Stock were capital assets in the hands of such stockholder.

         3. The proposed reverse stock split will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Company will not recognize any gain or loss as a result of the reverse stock split.

                                 OTHER MATTERS

         eLinear will pay the cost of distributing this Information Statement, including the cost of assembling and mailing it. eLinear will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of eLinear's Common Stock.

                                       BY ORDER OF THE BOARD OF DIRECTORS


                                       William Ivins, Secretary

April 23, 2001
Westminster, Colorado

                                   APPENDIX A

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 eLINEAR, INC.

         eLINEAR, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         WHEREAS, the amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Laws of the State of Delaware (the "GCL") and has been consented to in writing by the Board of Directors and the stockholders of the Corporation in accordance with Sections 141 and 228 of the GCL; the Corporation's Board of Directors having resolved that the amendment is advisable and having directed that the matter should be brought before the Corporation's shareholders for their approval; and the holders of a majority of the outstanding stock of the Corporation having taken action by written consent to approve the amendment.

         RESOLVED, that the Certificate of Incorporation of the Corporation be amended by striking Article 4 in its entirety and replacing therefor:

         "4.      The total number of shares of all classes of capital stock which the corporation shall have the authority to issue is Three Million Seven Hundred Seventy-Five Thousand (3,775,000) shares, consisting of: (i) Three Million Seven Hundred Fifty Thousand (3,750,000) shares of Common Stock, No Dollars and Two Cents ($.02) par value per share (the "Common Stock"), and (ii) Twenty-Five Thousand (25,000) shares of Preferred Stock, No Dollars and Two Cents ($.02) par value per share (the "Preferred Stock").

                  At the time this amendment becomes effective, and without any further action on the part of the corporation or its shareholders, each share of Common Stock with a par value of No Dollars and One-Tenth of One Cent ($.001) then issued and outstanding shall be changed, combined and reclassified into One-Twentieth (1/20) of a fully paid and nonassessable share of Common Stock, with a par value of No Dollars and Two Cents ($.02). To reflect such change, combination and reclassification, the holder of record of each certificate representing shares of Common Stock with a par value of No Dollars and One-Tenth of One Cent ($.001) par value theretofore issued and outstanding shall be entitled to receive a new certificate representing a number of shares of Common Stock equal to .05 times the number of shares represented by said certificate theretofore issued and outstanding with a par value of No Dollars and Two Cents ($.02).

                  At the time this amendment becomes effective, and without any further action on the part of the corporation or its shareholders, each share of Preferred Stock with a par value of No Dollars and One-Tenth of One Cent ($.001) then issued and outstanding shall be changed, combined and reclassified into One-Twentieth (1/20) of a fully paid and nonassessable share of Preferred Stock, with a par value of No Dollars and Two Cents ($.02). To reflect such change, combination and reclassification, the holder of record of each certificate representing shares of Preferred Stock with a par value of No Dollars and One-Tenth of One Cent ($.001) par value theretofore issued and outstanding shall be entitled to receive a new certificate representing a number of shares of Preferred Stock equal to .05 times the number of shares represented by said certificate theretofore issued and outstanding with a par value of No Dollars and Two Cents ($.02).

                  The designations, powers, preferences and relative participating, optional or other special rights and the qualifications, limitations and restrictions with respect to the Preferred Stock are to be determined by the corporation's Board of Directors.

                  The capital account of the corporation shall not be increased or decreased by such changes, combinations and reclassifications of the corporation's Common Stock and Preferred Stock. Such changes, combinations and reclassifications shall also apply to all capital stock to be issued in connection with the exercise of any of the corporation's outstanding options or warrants without any further action by the holders thereof or the corporation or its shareholders. In lieu of fractional shares, the corporation shall pay in cash the fair market value of any fractional shares based on the last sale price on the last trading day preceding the effective date of this amendment.

                  After giving effect to the foregoing modifications to the number of authorized and issued shares and the par value thereof, all other designations, powers, preferences and relative participating, optional or other special rights and the qualifications, limitations and restrictions thereof in respect of each class of capital stock of the corporation shall remain as in effect immediately prior to this amendment."

         IN WITNESS WHEREOF, eLinear, Inc., has caused this Certificate to be executed by William Ivins, its authorized officer, this 23rd day of April, 2001.

                                       ELINEAR, INC.

                                       By: /s/ William Ivins
                                           ------------------------------------
                                               William Ivins
                                               Chief Financial Officer


                                      A-2